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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 2000 Series B, Defined Asset Funds:



We consent to the use in this Registration Statement No. 333-42718 of our report dated August 21, 2000, relating to the Statement of Condition of Equity Investor Fund Select Series Standard & Poor's Intrinsic Value Portfolio 2000 Series B, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
August 21, 2000